UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM 8-K

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CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported:): August 2, 2008

Commission File Number 001-15665

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UC HUB GROUP, INC.

(Exact name of Registrant as specified in its charter)

Nevada	88-0389393
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

285 East Warm Springs Road, Suite 105, Las Vegas, NV 89119

(Address of principal executive offices including zip code)

(888) 883-5893

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

□ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

□ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240.14d-2(b))

□ Pre-commencement communications pursuant to Rule 13-e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

UC Hub has entered into an agreement with TMG Holdings, LLC (the “Company” or “TMG”) whereby Three, Inc., UC Hub’s wholly owned subsidiary, will acquire 100 percent of TMG in exchange for assigning some equity in trust for UC Hub creditors .   Subsequent to the acquisition UC Hub intends to “spinoff” Three, Inc. Three, Inc. will subsequently file for trading on the OTC BB.

This is an attempt by management to clean up and restructure UC Hub while reducing debt load.

Three, Inc will undergo a name change, and begin the necessary filings to trade on the OTC BB.  It intends to market “beach lifestyle apparel” (clothing, sunglasses, hats, sandals and surfing accessories).   In addition, it intends to launch a beach lifestyle TV Channel to be broadcast over the Internet  and to mobile phone  subscribers which has recently initiated its design phase.  TMG is also in negotiations with celebrity surfers for the merchandising and licensing of certain products.

TMG currently owns real estate  assets in proximity to the Los Angeles Airport .   In addition to assigning equity for debt, TMG also intends to set aside a discounted warrant program for the existing  shareholders  of UC Hub Group Inc. who are shareholders of record  as of this date .

Andrew Mercer is on the board of directors of UC Hub, Inc. as wells as being the Managing Partner of TMG Holdings LLC. He will also become the CEO and Chairman of the Board of Directors of Three, Inc. subsequent to the acquisition. This should be considered a conflict of interest. As such Andrew Mercer refrained from any votes with regard to the acquisition or the subsequent spinoff.

Item 9.01 - Financial Statements and Exhibits.

NA

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UC HUB, INC.

Dated: August 2, 2008	By:	/s/ Larry Wilcox
Larry Wilcox
President and
Chief Executive Officer